Exhibit 2.2
AMENDMENT TO THE UNDERWRITING AGREEMENT
     This Amendment, dated as of December                     , 2009 (the “Amendment”), hereby amends the Underwriting Agreement, dated as of January 30, 2008 (the “Underwriting Agreement”), by and between J.P. Morgan Securities Inc., as Representative of the Underwriters (the “Representative”), and Overture Acquisition Corp., a Cayman Islands corporation (the “Company”). Terms used, but not defined herein, shall have the meaning ascribed to such term in the Underwriting Agreement.
     WHEREAS, the Company engaged the Underwriters in connection with its initial public offering (the “IPO”) of the Units, pursuant to which the Underwriters agreed jointly, and not severally, to purchase the Units at a price of $9.80 per Unit; and
     WHEREAS, in connection with the purchase of the Units, the Representative, on behalf of the Underwriters, agreed to defer $0.50 of their aggregate underwriting discount of $0.70 per Firm Unit (the “Deferred Discount”) until such time as the Company consummates its Initial Business Combination, provided, however, if the Company should fail to consummate an Initial Business Combination the Deferred Discount would be included in the liquidation distribution of the proceeds held in the Trust Account made to the holders of the IPO Shares; and
     WHEREAS, the Company closed its IPO on February 5, 2008, pursuant to which the Company issued and sold 15,000,000 Units to public stockholders; and
     WHEREAS, the Company has entered into that certain Master Agreement dated as of December 9, 2009 (the “Master Agreement”), by and among the Company, Jefferson National Financial Corp., Jefferson National Life Insurance Company, JNL Bermuda LLC, JNF Asset Management, LLC, Overture Re Holdings Ltd and the sponsors of the Company, pursuant to which, among other things, Jefferson National Life Insurance Company will contribute to JNL Bermuda LLC certain annuity blocks for reinsurance and other assets and JNL Bermuda LLC will amalgamate with and into a wholly owned subsidiary of the Company (the “Transaction”); and
     WHEREAS, the Representative acknowledges and agrees the Transaction shall constitute an Initial Business Combination as such term is defined in the Underwriting Agreement; and
     WHEREAS, the Company and Underwriters believe it is in the best interests of the Company and its stockholders to revise the Underwriting Agreement to reflect the fees due the Underwriters upon consummation of the Transaction.
     NOW, THEREFORE, the parties hereto agree as follows:
1. Amendments to the Underwriting Agreement.
     1.1 Section 2(e) of the Underwriting Agreement shall be amended and restated in its entirety as follows:

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     (e) In addition to the discount from the public offering price of $10.00 per Unit represented by the purchase price set forth in this Section, the Company hereby agrees to the following payments upon consummation of the Initial Business Combination (the “Deferred Discount”) to the Underwriters (X) $20,000 for every $1,000,000 in the Trust Account above $100,000,000 upon consummation of the Initial Business Combination payable to the Underwriters pro rata in accordance with (Z) below, (Y) an aggregate fee in the amount of $1,000,000, but only if the amount in the Trust Account equals or exceeds $150,000,000 upon consummation of the Initial Business Combination (such portion of the Deferred Discount to the Underwriters is referred to herein as the “Underwriter Fee”), and (Z) it being understood that the $1,000,000 of the Underwriter Fee shall be distributed as follows: $593,750 to the Representative, $306,250 to Lazard Capital Markets LLC, $50,000 to I-Bankers Securities, Inc. and $50,000 to Maxim Group LLC. The Deferred Discount and Underwriter Fee will be payable from amounts on deposit in the Trust Account as described in the Registration Statement if and when the Company consummates an Initial Business Combination. The Underwriters hereby agree that if no Initial Business Combination is consummated within the time period provided in the Trust Agreement and the funds held under the Trust Agreement are distributed to the Public Shareholders, (i) the Underwriters will forfeit any rights or claims to the Deferred Discount and Underwriter Fee and (ii) the Trustee under the Trust Agreement is authorized to distribute the Deferred Discount and Underwriter Fee as described in the Registration Statement and Trust Agreement. The Company hereby agrees that it will not make any amendments to the Trust Agreement or to Exhibit A to the Trust Agreement in such a manner as to adversely affect the right of the Underwriters to receive the Deferred Discount or the Underwriters to receive the Underwriter Fee as contemplated herein and therein without the written consent of the Underwriters.
2. Miscellaneous.
     2.1 Governing Law. The validity, interpretation, and performance of this Amendment shall be governed in all respects by the laws of the State of New York, without giving effect to conflicts of law principles. The parties agree that all actions and proceedings arising out of this Amendment or any of the transactions contemplated hereby shall be brought in the United States District Court for the Southern District of New York or in a New York State Court in the County of New York and that, in connection with any such action or proceeding, submit to the jurisdiction of, and venue in, such court. Each of the parties hereto also irrevocably waives all right to trial by jury in any action, proceeding or counterclaim arising out of this Amendment or the transactions contemplated hereby.
     2.2 Binding Effect. This Amendment shall be binding upon and inure to the benefit of the parties hereto and to their respective heirs, legal representatives, successors and assigns.
     2.3 Entire Agreement. This Amendment sets forth the entire agreement and understanding between the parties as to the subject matter hereof and merges and supersedes all prior discussions, agreements and understandings of any and every nature among them. Except as set forth in this Amendment, provisions of the Underwriting Agreement which are not inconsistent with this Amendment shall remain in full force and effect. For the avoidance of any doubt, the indemnification and contribution provisions of the Underwriting Agreement shall not be amended hereby and shall remain in full force and effect.
     2.4 Severability. This Amendment shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Amendment or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as part of this Amendment a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.
     2.5 Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall constitute but one and the same instrument.
[Signature page follows]
     IN WITNESS WHEREOF, the undersigned have executed this Amendment to the Underwriting Agreement as of the date first set forth above.

Overture Acquisition Corp.
By:
Name:
Title:

Accepted: December ________, 2009

J.P. MORGAN SECURITIES INC. For itself and on behalf of the several Underwriters listed in Schedule 1 to the Underwriting Agreement
By:
Authorized Signatory

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